Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Third Quarter 2010 Results

TULSA, Okla, November 9, 2010 -- Blueknight Energy Partners, L.P. (Pink Sheets: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product, today announced its financial results for the quarter ended September 30, 2010.

Key financial statistics relating to the third quarter of 2010 include:

•	service revenues, including fuel surcharge revenues, of $38.1 million, a decrease of 5.0% in revenues from the third quarter of 2009;

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $16.0 million, an increase of approximately 13% from $14.1 million in the third quarter of 2009;

•	net loss of $2.8 million, or $0.08 per basic and diluted common unit, compared to a net loss of $4.4 million, or $0.12 per basic and diluted common unit, for the third quarter of 2009; and

•	general and administrative expenses of $3.9 million, a decrease of 45% from $7.1 million in 2009.

Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measure.

“The turnaround and stabilization of the Partnership’s business are reflected in the results of the latest quarter.  Increasing the utilization of the crude oil gathering and transportation assets remains the primary commercial focus.  We are optimistic that projects currently under negotiation will result in improved throughput beginning mid to late 2011.  Most importantly, the Partnership should see a return to bottom-line profitability now that the comprehensive refinancing has been completed,” said James Dyer, Chief Executive Officer of the Partnership’s general partner.

Third Quarter Results

The Partnership’s service revenues, including fuel surcharge revenues, were $38.1 million for the third quarter of 2010, representing a decrease of 5.0% from $40.0 million for the third quarter of 2009.  The Partnership’s crude oil gathering and transportation revenues of $13.6 million were consistent with amounts for the third quarter of 2009, while crude oil terminalling and storage revenue decreased by approximately $1.3 million in the third quarter of 2010 compared to the third quarter of 2009 primarily due to decreases in barrels stored.  The Partnership’s asphalt services revenue, excluding reimbursement revenues for fuel and power, property tax, and insurance expenses related to the operations of our liquid asphalt facilities, decreased by $0.5 million in the third quarter of 2010 compared to the third quarter of 2009 primarily due to changes in contract terms.

The Partnership’s financial results for the three months ended September 30, 2010, continue to be impacted by increased interest expense as a result of events related to the bankruptcy filings of the Partnership’s former parent.  Interest expense increased by $0.8 million in the third quarter of 2010 compared to the third quarter of 2009.  General and administrative expenses decreased by approximately $3.2 million in the third quarter of 2010 compared to the third quarter of 2009.  This decrease is primarily attributable to a decrease in legal, financial advisory and other professional expenses during the third quarter of 2010 compared to the third quarter of 2009 as well as other related costs incurred in connection with certain legal matters.

Net loss for the third quarter of 2010 was $2.8 million, or $0.08 per basic and diluted common unit, compared to a net loss of $4.4 million, or $0.12 per basic and diluted common unit, for the third quarter of 2009.  EBITDA for the third quarter of 2010 was $16.0 million, an increase of approximately 13% from $14.1 million in the third quarter of 2009 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures).  The year over year improvement was primarily attributable to increased asphalt services revenues and decreased general and administrative expenses, as noted above.

Nine Month Results

The Partnership’s service revenues were $113.5 million for the nine months ended September 30, 2010, representing a decrease of 5% from $119.7 million for the nine months ended September 30, 2009.  The Partnership’s crude oil gathering and transportation revenue and crude oil terminalling and storage revenue decreased by approximately $2.3 million and $3.7 million, respectively, for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 primarily due to decreased utilization of the Partnership’s crude oil assets as a result of the bankruptcy filings of the Partnership’s former parent.  The Partnership’s asphalt services revenue, excluding reimbursement revenues for fuel and power, property tax, and insurance expenses related to the operations of our liquid asphalt facilities, decreased by $1.1 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 primarily due to changes in contract terms.

Total interest expense increased by $0.9 million to $39.5 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.  General and administrative expenses decreased by $11.9 million, or 52%, to $11.0 million for the nine months ended September 30, 2010 compared to $22.9 million for the nine months ended September 30, 2009.  This decrease is primarily attributable to a decrease in legal, financial advisory and other professional expenses during the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009.

Net loss for the nine months ended September 30, 2010 was $10.6 million, or $0.30 per basic and diluted common unit, which is consistent with a net loss of $10.9 million, or $0.30 per basic and diluted common unit, for the nine months ended September 30, 2009.  EBITDA for the nine months ended September 30, 2010 was $45.3 million, as compared to $45.0 million in the nine months ended September 30, 2009 (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures).  Net loss and EBITDA for the nine months ended September 30, 2010, also include a $0.8 million non-cash impairment charge related to the asphalt services operating segment.

Liquidity

In October of 2010, the Partnership refinanced its outstanding debt and concurrently raised additional capital through the issuance of additional partnership units.  The refinancing will result in decreased leverage, reduced interest rates on outstanding borrowings and increased liquidity.  For further information please refer to the Partnership's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2010.

Results of Operations

The following table summarizes the financial results for the three and nine months ended September 30, 2009 and 2010 (in thousands except per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(unaudited)
Service revenue:
Third party revenue	$39,021	$31,113	$93,625	$97,895
Related party revenue	998	6,943	26,077	15,637
Total revenue	40,019	38,056	119,702	113,532
Expenses:
Operating	24,479	23,441	71,425	73,442
General and administrative	7,106	3,883	22,939	11,037
Total expenses	31,585	27,324	94,364	84,479
Gain on settlement transaction	—	—	2,585	—
Operating income	8,434	10,732	27,923	29,053
Other expenses:
Interest expense	12,749	13,530	38,626	39,502
Loss before income taxes	(4,315)	(2,798)	(10,703)	(10,449)
Provision for income taxes	51	50	159	151
Net loss	$(4,366)	$(2,848)	$(10,862)	$(10,600)
Allocation of net loss for calculation of earnings per unit:
General partner interest in net loss	$(87)	$(57)	$(216)	$(209)
Loss available to limited partners	$(4,279)	$(2,791)	$(10,646)	$(10,391)

Basic and diluted net loss per common unit	$(0.12)	$(0.08)	$(0.30)	$(0.30)
Basic and diluted net loss per subordinated unit	$(0.12)	$(0.08)	$(0.30)	$(0.30)

Weighted average common units outstanding - basic and diluted	21,577	21,728	21,557	21,728
Weighted average subordinated units outstanding - basic and diluted	12,571	12,571	12,571	12,571

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of EBITDA. The use of this Non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of EBITDA to net loss for the periods shown (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
Net loss	$(4,366)	$(2,848)	$(10,862)	$(10,600)
Add: Interest expense	12,749	13,530	38,626	39,502
Income taxes	51	50	159	151
Depreciation and amortization	5,644	5,315	17,055	16,228
EBITDA	$14,078	$16,047	$44,978	$45,281

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the refinancing of the Partnership’s debt and recapitalization of its partnership interests upon the price of its common units, the Partnership’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,300 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 185 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt and residual fuel storage located at 45 terminals in 22 states. BKEP provides integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations

918-237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden (405) 715-3232 or (405) 818-1900